Supplement dated April 1, 2002
(To Prospectus Supplement dated March 22, 2002
to Prospectus dated February 11, 2002)


                                   4,663,800

                     CORPORATE BACKED TRUST CERTIFICATES,
          General Electric Capital Services Note-Backed Series 2002-5

     The following changes are made to the attached prospectus supplement:

              The initial number of Class A-1 Certificates is increased from 4,303,800 to 4,663,800. The aggregate principal amount of 7.50% Guaranteed Subordinated Notes due August 21, 2035 issued by the Underlying Securities Issuer to be deposited in the Trust on the Original Issue Date is increased from $107,595,000 to $116,595,000. In each place that the initial number of Class A-1 Certificates appears in the prospectus supplement, such number is changed to 4,663,800. In each place that the aggregate principal amount of Underlying Securities appears in the prospectus supplement, such amount is changed to $116,595,000.

              The paragraph under the heading "The Underlying
          Securities--Underlying Securities" on page S-5 is replaced with the following:

                  $116,595,000 aggregate principal amount of 7.50% Guaranteed Subordinated Notes due August 21, 2035 issued by the Underlying Securities Issuer.

              The table on page S-26 is replaced with the following table:

                                                        Number of Class A-1
                                                             Certificates
                                                       --------------------
       Lehman Brothers Inc.....................               3,163,800
       Prudential Securities Incorporated......               1,000,000
       RBC Dain Rauscher Inc...................                 500,000
       Total...................................               4,663,800

         This supplement should be read only in conjunction with the prospectus supplement and the prospectus. Capitalized terms used herein and not defined have the meaning assigned to them in the prospectus supplement.

                               IMPORTANT NOTICE



Date:    April 1, 2002

Re:      Corporate Backed Trust Certificates,
         General Electric Capital Services Note-Backed Series 2002-5



         In connection with the referenced issue, enclosed please find one supplement for each prospectus supplement which has been sent to you.

         Please affix a supplement to the cover of each prospectus supplement. If prospectuses have already been delivered to investors, please promptly deliver this supplement to such investors.

         Thank you for your assistance.